Exhibit 32

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/17/09	39,952	$1.6619	$66,396
06/18/09	39,952	$1.6278	$65,034
06/19/09	39,952	$1.6063	$64,175
06/23/09	1,510,028	$1.5000	$2,265,042

Total:	1,629,884		$2,460,647

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/17/09	24	$1.6619	$40
06/18/09	24	$1.6278	$39
06/19/09	24	$1.6063	$39
06/23/09	877	$1.5000	$1,316

Total:	949		$1,434

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares Sold	Price Per Common Share in $US*	Total Sale Price
06/17/09	24	$1.6619	$40
06/18/09	24	$1.6278	$39
06/19/09	24	$1.6063	$39
06/23/09	876	$1.5000	$1,314

Total:	948		$1,432

*	Excludes Brokerage Commissions